                                                                   Exhibit 99.1



[TECO ENERGY LOGO]



FOR IMMEDIATE RELEASE


CONTACT: MEDIA             INVESTORS
         Laura Plumb       Mark Kane
         813.228.1572      813.228.1772


TECO POWER SERVICES ACQUIRES 500-MEGAWATT TEXAS POWER PLANT

TAMPA, FLA., FEBRUARY 8, 2001 - TECO Energy's TECO Power Services subsidiary today announced that it has agreed to purchase American Electric Power's Frontera Power Station, located close to McAllen, Texas, approximately two miles from the Mexican border. AEP is being required by the Federal Energy Regulatory Commission to divest its ownership of this facility as part of its merger with Central and South West Corporation, which was completed last summer.

The transaction is expected to be immediately accretive to TECO Energy earnings. The $265-million acquisition is expected to be financed through a combination of non-recourse debt and equity.

Frontera is a 500-megawatt natural gas-fired combined-cycle plant. Built by CSW subsidiary CSW Energy prior to the June 15, 2000, completion of its merger with AEP, the plant began simple-cycle operation in July 1999 and combined-cycle operation in May 2000. Frontera is capable of selling power domestically, as well as into the Mexican power market, through a direct interconnection across the Rio Grande.

TPS President Rick Ludwig said, "This project is another good opportunity for TECO Power Services, providing us with additional operating capacity in the southern U.S. In particular, this facility is located close to the twin border cities of McAllen, Texas, and Reynosa, Mexico, one of the fastest growing areas of North America."

Ludwig added that this acquisition gives TPS ownership of more than 7,000 net megawatts of announced generating projects, either operating, in construction or in advanced stages of development. The company announced interests in more than 5,000 megawatts of capacity during last year alone.

TECO Power Services is a wholly owned subsidiary of TECO Energy (NYSE: TE), a diversified, energy-related holding company headquartered in Tampa. TECO Power Services builds, owns and operates electric generation facilities in high growth areas of North America. Domestically, recently announced projects call for TPS to serve customers in 18 states, spanning the southern half of the United States. Other TECO Energy businesses include Tampa Electric, Peoples Gas System, TECO Transport, TECO Coal, TECO Coalbed Methane, TECO Propane Ventures and TECO Solutions. TECO Energy as a whole has ownership interests in more than 11,000 megawatts, operating or under development worldwide.

For more information visit online: WWW.TECOPOWERSERVICES.COM or WWW.TECOENERGY.COM.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results to differ materially from those projected in these forward-looking statements include the following: interest rates and other factors that could impact the ability to obtain access to sufficient capital on satisfactory terms; general economic conditions, particularly those affecting energy sales; weather variations affecting energy sales and operating costs and characteristics; commodity price changes; energy price changes affecting merchant power sales; and changes in and compliance with environmental regulations that may impose additional costs or curtail some activities. Some of these factors are discussed more fully under "Investment Considerations" in the company's Annual Report on Form 10-K for the year ended December 31, 1999, and reference is made thereto.



                                       6